Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 6 to the Registration Statement (Form S-3 No. 333-116237) and related Prospectus of Cytyc Corporation for the registration of $250,000,000 of Convertible Notes due 2024 and 8,426,025 shares of its common stock and to the incorporation by reference of our report dated February 6, 2004, with respect to the consolidated financial statements of Novacept as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 included in the Current Report on Form 8-K/A of Cytyc Corporation dated April 27, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

May 16, 2005